UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2012

LEAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11311	13-3386776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI		48033
(Address of principal executive offices)		(Zip Code)

(248) 447-1500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 14, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Lear Corporation (“Lear”) approved the award of “Career Shares” to certain executives, including each of Lear’s named executive officers. The Career Shares are awards of restricted stock units (“RSUs”) that vest on the third anniversary of the grant date, but whose underlying shares are not distributed until the dates identified below. All RSUs (vested and unvested) are forfeited by the executive upon a voluntary termination by the executive prior to the qualifying retirement date (i.e., the date that the executive reaches age 62 or completes ten years of service on or after age 55) or for violating non-compete and non-solicitation covenants prior to distribution of the shares. If the executive has a qualifying retirement or is terminated without “cause” or resigns for “good reason,” in each case within 24 months of the vesting date, the RSUs will continue to vest as originally scheduled.

In general, the underlying shares of common stock for the vested Career Share RSUs are not distributed until the later of (i) age 62 or (ii) the vesting date. If the executive terminates due to a qualifying retirement, the underlying shares of common stock for the vested RSUs are not distributed until the earlier of (i) age 62 (or such later vesting date) or (ii) three years after the executive’s qualifying retirement. If the executive has reached age 55 and completed 10 years of service and the executive is terminated without “cause” or resigns for “good reason,” the underlying shares of common stock for the vested RSUs are not distributed until the earlier of (i) age 62 (or such later vesting date) or (ii) three years after the executive’s termination of employment.

Unvested RSUs become vested and the underlying shares are immediately distributed (along with those for vested RSUs) upon the executive’s (i) death, (ii) disability or (iii) involuntary or “good reason” termination of employment within 24 months following a change in control. The RSUs do not automatically vest nor are the underlying shares distributed upon a change in control unless the successor company does not assume the awards.

The amounts of the Career Share awards were as follows: Matthew J. Simoncini, President and CEO – 12,376 RSUs; Jeffrey H. Vanneste, Senior Vice President and Chief Financial Officer – 3,960 RSUs; Jason M. Cardew, Vice President (former Interim Chief Financial Officer) – 2,475 RSUs; Raymond E. Scott, Executive Vice President and President, Seating Operations – 4,950 RSUs; Terrence B. Larkin, Executive Vice President, Business Development, General Counsel and Corporate Secretary – 4,950 RSUs; and Melvin L. Stephens, Senior Vice President, Communications, Facilities and Investor Relations – 2,970 RSUs.

The Career Share awards are designed to attract, retain and reward executives who provide long periods of service to Lear. The amount of each executive’s Career Share award in 2012 was determined as an increment toward the projected goal of making Lear’s executive retirement benefits more competitive over time. In conducting its ongoing analysis of Lear’s total executive compensation components, the Committee’s consultant, Pay Governance LLC, had indicated that Lear’s executive retirement benefits lagged behind those of executives at Lear’s comparator group companies. This finding was verified by Frederic W. Cook & Co., Inc., which was retained by Lear management to assist in recommending a program to the Compensation Committee and its consultant to address the shortfall. The Compensation Committee will consider annually, in its discretion, whether to award Career Shares for that year.

In addition, on November 14, 2012, the Committee approved an amendment and restatement of the Lear Corporation PSP Excess Plan (the “Amended Plan”). The Amended Plan renames the plan as the “Lear Corporation Salaried Retirement Restoration Program” and, for participants whose deferrals and/or company matching contributions are limited by the Internal Revenue Code under the qualified 401(k) plan, reinstates, effective January 1, 2013, non-qualified elective deferrals of salary and bonus and associated company matching contributions into the plan.

The foregoing summaries of the terms of the Career Shares and the Amended Plan are qualified in their entirety by reference to the full text of the form of Career Shares award agreement and of the Amended Plan, which are filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and incorporated by reference herein.

Item 5.05	Amendment to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On November 14, 2012, Lear’s Board approved amendments to Lear’s Code of Conduct and Business Ethics (the “Code”), which applies to all employees, officers, directors and agents of Lear and its subsidiaries. The amendments were made to generally update Lear’s Code and make it more user friendly.

The Code, as amended, is posted on Lear’s website at www.lear.com.

Section 8 – Other Events

Item 8.01	Other Events.

On November 14, 2012, Lear announced that its Board has declared a $0.14 per share quarterly cash dividend on Lear’s common stock. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Exhibit Description

10.1	Form of Career Share Restricted Stock Unit Award Agreement

10.2	Lear Corporation Salaried Retirement Restoration Program, as amended and restated effective January 1, 2013

99.1	Press release, dated November 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lear Corporation

Date: November 20, 2012	By:	/s/ Jeffrey H. Vanneste
	Name:	Jeffrey H. Vanneste
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Form of Career Share Restricted Stock Unit Award Agreement

10.2	Lear Corporation Salaried Retirement Restoration Program, as amended and restated effective January 1, 2013

99.1	Press release, dated November 14, 2012

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